Exhibit 1: Income Statement (Second Quarter 2005)

		Ch$ millions		US$ millions (1)%
		Q2'05	Q2'04	Q2'05	Q2'04	Change

Net sales		98,715	86,247	170.5	149.0	14.5%

Cost of goods sold		(53,013)	(45,359)	(91.6)	(78.3)	16.9%
	% of sales	53.7%	52.6%	53.7%	52.6%

Gross profit		45,702	40,888	78.9	70.6	11.8%
	% of sales	46.3%	47.4%	46.3%	47.4%

SG&A		(40,862)	(36,836)	(70.6)	(63.6)	10.9%
	% of sales	41.4%	42.7%	41.4%	42.7%

Operating income		4,840	4,053	8.4	7.0	19.4%
	% of sales	4.9%	4.7%	4.9%	4.7%

Non-operating result
	Financial income	(252)	(223)	(0.4)	(0.4)	12.8%
	Equity in NI of rel. companies	49	(4)	0.1	(0.0)	NM
	Other non-operating income	414	141	0.7	0.2	193.5%
	Amortization of goodwill	(721)	(597)	(1.2)	(1.0)	20.8%
	Interest expenses	(1,884)	(1,489)	(3.3)	(2.6)	26.5%
	Other non-operating expenses	(783)	(582)	(1.4)	(1.0)	34.5%
	Price level restatement	319	490	0.6	0.8	-35.0%
	Currency exchange result	(91)	(913)	(0.2)	(1.6)	-90.1%
	Total	(2,950)	(3,178)	(5.1)	(5.5)	-7.2%

Income before taxes		1,890	875	3.3	1.5	116.0%
	Income taxes	(679)	(954)	(1.2)	(1.6)	-28.8%
	Tax rate	35.9%	109.0%	35.9%	109.0%

Minority interest		(233)	11	(0.4)	0.0	NM

Amort. of negative goodwill		10	12	0.0	0.0	-15.6%

Net income		988	(56)	1.7	(0.1)	NM
	% of sales	1.0%	-0.1%	1.0%	-0.1%

Earnings per share		3.10	(0.18)	0.01	(0.00)	NM
Earnings per ADR		15.51	(0.88)	0.03	(0.00)

Weighted avg. shares (millions)		318.5	318.5	318.5	318.5

Depreciation		9,557	10,274	16.5	17.7	-7.0%
Amortization		133	102	0.2	0.2	29.8%
EBITDA		14,529	14,429	25.1	24.9	0.7%
	% of sales	14.7%	16.7%	14.7%	16.7%

Capital expenditures		7,040	3,450	12.2	6.0	104.1%

(1) Exchange rate: US$1.00 = Ch$579.00